Exhibit 99.1
FOR IMMEDIATE RELEASE

Momentive Specialty Chemicals Inc. Announces Third Quarter 2013 Results

Third Quarter 2013 Highlights

•	Total revenues increased 6 percent to $1.25 billion.

•	Segment EBITDA increased 4 percent to $120 million.

•	Operating income increased 14 percent to $58 million.

•	Signed a Memo of Understanding for a phenolic specialty resins and formaldehyde joint venture in India.

•	Approved construction of a new forest products plant in Brazil.
COLUMBUS, Ohio - (November 13, 2013) - Momentive Specialty Chemicals Inc. (“Momentive Specialty Chemicals” or the “Company”) today announced results for the third quarter ended September 30, 2013.
“We are pleased to report improved financial performance despite ongoing global economic volatility,” said Craig O. Morrison, Chairman, President and CEO. “Our Forest Products Resins business continues to demonstrate consistent, strong growth as both the North American housing market steadily recovers and strategic investments in high growth markets and productivity dropped to the bottom line. While cyclicality persists in our base epoxies business, we are encouraged by gains in our specialty portfolio. Going forward, we remain focused on investing in our leading portfolio of technologies and global footprint, further enhancing our cost structure and maintaining a strong balance sheet with significant liquidity.”
Segment Results
Following are net sales and Segment EBITDA by reportable segment for the third quarter ended September 30, 2013 and 2012. Segment EBITDA is defined as EBITDA adjusted to exclude certain non-cash and non-recurring expenses. Segment EBITDA is an important measure used by the Company’s senior management and board of directors to evaluate operating results and allocate capital resources among segments. Corporate and Other primarily represents certain corporate, general and administrative expenses that are not allocated to the segments.

 Net Sales(1):

	Three Months Ended September 30,		Nine Months Ended September 30,
(In millions)	2013	2012	2013	2012
Epoxy, Phenolic and Coating Resins	$806	$751	$2,370	$2,341
Forest Products Resins	443	426	1,321	1,331
Total	$1,249	$1,177	$3,691	$3,672

(1)	Intersegment sales are not significant and, as such, are eliminated within the selling segment.
Segment EBITDA:

	Three Months Ended September 30,		Nine Months Ended September 30,
(In millions)	2013	2012	2013	2012
Epoxy, Phenolic and Coating Resins	$77	$76	$218	$291
Forest Products Resins	58	49	172	151
Corporate and Other	(15)	(10)	(47)	(36)

Reconciliation of Segment EBITDA to Net (Loss) Income (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(In millions)	2013	2012	2013	2012
Segment EBITDA:
Epoxy, Phenolic and Coating Resins	$77	$76	$218	$291
Forest Products Resins	58	49	172	151
Corporate and Other	(15)	(10)	(47)	(36)

Reconciliation:
Items not included in Segment EBITDA
Asset impairments	—	—	(7)	(23)
Business realignment costs	(4)	(11)	(15)	(29)
Integration costs	(4)	(2)	(9)	(8)
Other	(17)	(7)	(43)	(25)
Total adjustments	(25)	(20)	(74)	(85)
Interest expense, net	(77)	(66)	(227)	(198)
Loss on extinguishment of debt	—	—	(6)	—
Income tax (expense) benefit	(57)	351	(31)	349
Depreciation and amortization	(37)	(38)	(113)	(115)
Net (loss) income	$(76)	$342	$(108)	$357
Liquidity and Capital Resources
At September 30, 2013, Momentive Specialty Chemicals had total debt of approximately $3.8 billion compared to $3.5 billion at December 31, 2012. In addition, at September 30, 2013, the Company had $762 million in liquidity, comprised of $332 million of unrestricted cash and cash equivalents, $368 million of borrowings available under the ABL Facility ($400 million borrowing base less $32 million of outstanding letters of credit) and $62 million of borrowings available under additional credit facilities at certain international subsidiaries.
Momentive Specialty Chemicals expects to have adequate liquidity to fund its ongoing operations for the next twelve months from cash on its balance sheet, cash flows provided by operating activities and amounts available for borrowings under its credit facilities.
Earnings Call
Momentive Specialty Chemicals will host a teleconference to discuss third quarter 2013 results on Wednesday, November 13, 2013, at 9 a.m. Eastern Time.
Interested parties are asked to dial-in approximately 10 minutes before the call begins at the following numbers:
U.S. Participants: 866-515-2907
International Participants: 617-399-5121
Participant Passcode: 11652148
Live Internet access to the call and presentation materials will be available through the Investor Relations section of the Company’s website: www.momentive.com.
A replay of the call will be available for three weeks beginning at 12 p.m. Eastern Time on November 13, 2013. The playback can be accessed by dialing 888-286-8010 (U.S.) and +1 617-801-6888 (International). The passcode is 60462189. A replay also will be available through the Investor Relations Section of the Company’s website.
Covenant Compliance
The instruments that govern the Company’s indebtedness contain, among other provisions, restrictive covenants (and incurrence tests in certain cases) regarding indebtedness, dividends and distributions, mergers and acquisitions, asset sales, affiliate transactions, capital expenditures and, in one case, the maintenance of a financial ratio (depending on certain conditions).
The indentures that govern the Company’s 6.625% First-Priority Senior Secured Notes, 8.875% Senior Secured Notes and 9.00% Second-Priority Senior Secured Notes (collectively, the “Secured Indentures”) contain an Adjusted EBITDA to Fixed Charges ratio incurrence test which restricts our ability to take certain actions such as incurring additional debt or making acquisitions if the Company is unable to meet this ratio (measured on a last twelve months, or LTM, basis) of at least 2.0:1. The Adjusted EBITDA to Fixed Charges Ratio under the Secured Indentures is generally defined as the ratio of (a) Adjusted EBITDA to (b) net interest expense excluding the amortization or write-off of deferred financing costs, each measured on a LTM basis.

As indicated above, the Company’s new ABL Facility, which is subject to a borrowing base, replaced its senior secured credit facilities in March 2013.  The ABL Facility does not have any financial maintenance covenant other than a minimum Fixed Charge Coverage Ratio of 1.0 to 1.0 that would only apply if the Company’s availability under the ABL Facility at any time is less than the greater of (a) $40 and (b) 12.5% of the lesser of the borrowing base and the total ABL Facility commitments at such time. The Fixed Charge Coverage Ratio under the credit agreement governing the ABL Facility is generally defined as the ratio of (a) Adjusted EBITDA minus non-financed capital expenditures and cash taxes to (b) debt service plus cash interest expense plus certain restricted payments, each measured on an LTM basis. At September 30, 2013, the Company’s availability under the ABL Facility exceeded the minimum requirements, as did the Fixed Charge Coverage Ratio.
Adjusted EBITDA is defined as EBITDA further adjusted for certain non-cash and non-recurring costs and other adjustments calculated on a pro forma basis, including the expected future cost savings from business optimization programs or other programs and the expected future impact of acquisitions, in each case as determined under the governing debt agreement. The Company believes that including the supplemental adjustments that are made to calculate Adjusted EBITDA provides additional information to investors about the Company’s ability to comply with its financial covenants and to obtain additional debt in the future. Adjusted EBITDA and Fixed Charges are not defined terms under accounting principles generally accepted in the United States of America (U.S. GAAP). Adjusted EBITDA is not a measure of financial condition, liquidity or profitability, and should not be considered as an alternative to net income (loss) determined in accordance with U.S. GAAP or operating cash flows determined in accordance with U.S. GAAP. Additionally, EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not take into account certain items such as interest and principal payments on our indebtedness, depreciation and amortization expense (because the Company uses capital assets, depreciation and amortization expense is a necessary element of our costs and ability to generate revenue), working capital needs, tax payments (because the payment of taxes is part of our operations, it is a necessary element of our costs and ability to operate), non-recurring expenses and capital expenditures. Fixed Charges under the Secured Indentures should not be considered an alternative to interest expense.
As of September 30, 2013, the Company was in compliance with all covenants that govern the ABL Facility. The Company believes that a default under the ABL Facility is not reasonably likely to occur.
Reconciliation of Last Twelve Month Net Loss to Adjusted EBITDA
The following table reconciles net loss to EBITDA and Adjusted EBITDA, as calculated under certain of the Company’s indentures, for the period presented:

(In millions)	September 30, 2013 LTM Period
Net loss	$(160)
Income tax benefit	37
Interest expense, net	292
Loss on extinguishment of debt	6
Depreciation and amortization	151
EBITDA	326
Adjustments to EBITDA:
Asset impairments	7
Business realignments (1)	22
Integration costs (2)	12
Other (3)	75
Cost reduction programs savings (4)	5
Savings from Shared Services Agreement(5)	4
Adjusted EBITDA	$451
Pro forma fixed charges (6)	$297
Ratio of Adjusted EBITDA to Fixed Charges (7)	1.52

(1)	Represents headcount reduction expenses and plant rationalization costs related to cost reduction programs and other costs associated with business realignments.

(2)	Primarily represents integration costs associated with the Momentive Combination.

(3)
Primarily includes pension expense related to formerly owned businesses, business optimization expenses, management fees, retention program costs, stock-based compensation, accelerated depreciation on closing facilities and realized and unrealized foreign exchange and derivative activity.

(4)	Represents pro forma impact of in-process cost reduction programs savings.

(5)	Primarily represents pro forma impact of expected savings from the Shared Services Agreement with MPM in conjunction with the Momentive Combination.

(6)	Reflects pro forma interest expense based on interest rates at September 30, 2013, as if the 2013 Refinancing Transactions had taken place at the beginning of the period.

(7)
The Company’s ability to incur additional indebtedness, among other actions, is restricted under the indentures governing certain notes, unless the Company has an Adjusted EBITDA to Fixed Charges ratio of 2.0 to 1.0. As of September 30, 2013, we did not satisfy this test. As a result, we are subject to restrictions on our ability to incur additional indebtedness and to make investments; however, there are exceptions to these restrictions, including exceptions that permit indebtedness under our ABL Facility (available borrowings of which were $368 at September 30, 2013).

Forward-Looking Statements
Certain statements in this press release are forward-looking statements within the meaning of and made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In addition, our management may from time to time make oral forward-looking statements. All statements, other than statements of historical facts, are forward-looking statements. Forward-looking statements may be identified by the words “believe,” “expect,” “anticipate,” “project,” “plan,” “estimate,” “may,” “will,” “could,” “should,” “seek” or “intend” and similar expressions. Forward-looking statements reflect our current expectations and assumptions regarding our business, the economy and other future events and conditions and are based on currently available financial, economic and competitive data and our current business plans. Actual results could vary materially depending on risks and uncertainties that may affect our operations, markets, services, prices and other factors as discussed in the Risk Factors section of our filings with the Securities and Exchange Commission (the “SEC”). While we believe our assumptions are reasonable, we caution you against relying on any forward-looking statements as it is very difficult to predict the impact of known factors, and it is impossible for us to anticipate all factors that could affect our actual results. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, a weakening of global economic and financial conditions, interruptions in the supply of or increased cost of raw materials, the impact of our substantial indebtedness, our failure to comply with financial covenants under our credit facilities or other debt, changes in governmental regulations and related compliance and litigation costs, difficulties with the realization of cost savings in connection with our strategic initiatives, including transactions with our affiliate, Momentive Performance Materials Inc., pricing actions by our competitors that could affect our operating margins and the other factors listed in the Risk Factors section of our SEC filings. For a more detailed discussion of these and other risk factors, see the Risk Factors section in our most recent Annual Report on Form 10-K and our other filings made with the SEC. All forward-looking statements are expressly qualified in their entirety by this cautionary notice. The forward-looking statements made by us speak only as of the date on which they are made. Factors or events that could cause our actual results to differ may emerge from time to time. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.
About the Company
Based in Columbus, Ohio, Momentive Specialty Chemicals Inc. (formerly known as Hexion Specialty Chemicals, Inc.) is the global leader in thermoset resins. Momentive Specialty Chemicals Inc. serves the global wood and industrial markets through a broad range of thermoset technologies, specialty products and technical support for customers in a diverse range of applications and industries. Momentive Specialty Chemicals Inc. is an indirect wholly owned subsidiary of Momentive Performance Materials Holdings LLC.
About Momentive
Momentive Performance Materials Holdings LLC (“Momentive”) is the ultimate parent company of Momentive Performance Materials Inc. and Momentive Specialty Chemicals Inc. Momentive is a global leader in specialty chemicals and materials, with a broad range of advanced specialty products that help industrial and consumer companies support and improve everyday life. Its technology portfolio delivers tailored solutions to meet the diverse needs of its customers around the world. Momentive was formed in October 2010 through the combination of entities that indirectly owned Momentive Performance Materials Inc. and Hexion Specialty Chemicals Inc. The capital structures and legal entity structures of both Momentive Performance Materials Inc. and Momentive Specialty Chemicals Inc., and their respective subsidiaries and direct parent companies, remain separate. Momentive Performance Materials Inc. and Momentive Specialty Chemicals Inc. file separate financial and other reports with the Securities and Exchange Commission. Momentive is controlled by investment funds affiliated with Apollo Global Management, LLC. Additional information about Momentive and its products is available at www.momentive.com.
Contacts
Investors and Media:
John Kompa
614-225-2223
john.kompa@momentive.com

(See Attached Financial Statements)

MOMENTIVE SPECIALTY CHEMICALS INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(In millions)	2013	2012	2013	2012
Net sales	$1,249	$1,177	$3,691	$3,672
Cost of sales	1,092	1,037	3,239	3,189
Gross profit	157	140	452	483
Selling, general and administrative expense	93	74	274	238
Asset impairments	—	—	7	23
Business realignment costs	4	11	15	29
Other operating expense, net	2	4	4	3
Operating income	58	51	152	190
Interest expense, net	77	66	227	198
Loss on extinguishment of debt	—	—	6	—
Other non-operating (income) expense, net	(2)	(2)	1	(1)
Loss before income tax and earnings from unconsolidated entities	(17)	(13)	(82)	(7)
Income tax expense (benefit)	57	(351)	31	(349)
(Loss) income before earnings from unconsolidated entities	(74)	338	(113)	342
(Losses) earnings from unconsolidated entities, net of taxes	(2)	4	5	15
Net (loss) income	$(76)	$342	$(108)	$357

MOMENTIVE SPECIALTY CHEMICALS INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

(In millions, except share data)	September 30, 2013	December 31, 2012
Assets
Current assets:
Cash and cash equivalents (including restricted cash of $14 and $18, respectively)	$346	$419
Short-term investments	5	5
Accounts receivable (net of allowance for doubtful accounts of $16 and $17, respectively)	668	527
Inventories:
Finished and in-process goods	304	262
Raw materials and supplies	135	105
Other current assets	93	81
Total current assets	1,551	1,399
Investment in unconsolidated entities	49	42
Deferred income taxes	346	360
Other assets, net	131	109
Property and equipment:
Land	91	90
Buildings	310	305
Machinery and equipment	2,438	2,384
	2,839	2,779
Less accumulated depreciation	(1,687)	(1,612)
	1,152	1,167
Goodwill	169	169
Other intangible assets, net	84	91
Total assets	$3,482	$3,337
Liabilities and Deficit
Current liabilities:
Accounts payable	$516	$418
Debt payable within one year	82	76
Interest payable	90	63
Income taxes payable	30	4
Accrued payroll and incentive compensation	52	40
Other current liabilities	127	129
Total current liabilities	897	730
Long-term liabilities:
Long-term debt	3,704	3,419
Long-term pension and post employment benefit obligations	307	309
Deferred income taxes	19	18
Other long-term liabilities	168	159
Total liabilities	5,095	4,635
Deficit
Common stock—$0.01 par value; 300,000,000 shares authorized, 170,605,906 issued and 82,556,847 outstanding at September 30, 2013 and December 31, 2012	1	1
Paid-in capital	521	752
Treasury stock, at cost—88,049,059 shares	(296)	(296)
Note receivable from parent	—	(24)
Accumulated other comprehensive loss	(77)	(77)
Accumulated deficit	(1,762)	(1,654)
Total deficit	(1,613)	(1,298)
Total liabilities and deficit	$3,482	$3,337

MOMENTIVE SPECIALTY CHEMICALS INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	Nine Months Ended September 30,
(In millions)	2013	2012
Cash flows (used in) provided by operating activities
Net (loss) income	$(108)	$357
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Depreciation and amortization	113	115
Deferred tax expense (benefit)	30	(366)
Non-cash asset impairments and accelerated depreciation	7	31
Loss on extinguishment of debt	6	—
Unrealized foreign currency (gains) losses	(29)	18
Other non-cash adjustments	1	2
Net change in assets and liabilities:
Accounts receivable	(138)	(81)
Inventories	(70)	(58)
Accounts payable	94	34
Income taxes payable	32	(2)
Other assets, current and non-current	3	14
Other liabilities, current and long-term	36	(43)
Net cash (used in) provided by operating activities	(23)	21
Cash flows used in investing activities
Capital expenditures	(96)	(92)
Capitalized interest	(1)	—
(Purchases of) proceeds from the sale of debt securities, net	(1)	2
Change in restricted cash	4	—
Investment in unconsolidated affiliates, net	(13)	(1)
Proceeds from sale of assets	1	10
Net cash used in investing activities	(106)	(81)
Cash flows provided by (used in) financing activities
Net short-term debt borrowings (repayments)	16	(7)
Borrowings of long-term debt	1,128	451
Repayments of long-term debt	(1,045)	(479)
Repayment of advance from affiliates	—	(7)
Long-term debt and credit facility financing fees	(37)	(13)
Capital contribution from parent	—	16
Common stock dividends paid	—	(2)
Net cash provided by (used in) financing activities	62	(41)
Effect of exchange rates on cash and cash equivalents	(2)	4
Decrease in cash and cash equivalents	(69)	(97)
Cash and cash equivalents (unrestricted) at beginning of period	401	416
Cash and cash equivalents (unrestricted) at end of period	$332	$319
Supplemental disclosures of cash flow information
Cash paid for:
Interest, net	$193	$191
Income taxes (refunded) paid, net	(4)	17
Non-cash financing activities:
Non-cash issuance of debt in exchange for loans of parent	$200	$—
Non-cash distribution declared to parent	208	—
Settlement of note receivable from parent	24	—
Non-cash capital contribution from parent	—	218